Exhibit 23.1

Mantyla MCREYNOLDS LLC

The CPA. Never Underestimate the Value. K

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the reference to our firm under the caption “Experts” and to the use of our report dated March 5, 2007, on the balance sheet of Outsider’s Entertainment, Inc. as of August 31, 2006 and the related statements of operations, stockholder’s equity and cash flows for the years ended August 31, 2006 and 2005 in the Registration Statement on Form SB-2 of Outsider’s Entertainment, Inc.

/s/ Mantyla McReynolds

Mantyla McReynolds, LLC

Salt Lake City, UT

March 7, 2007

5872 South 900 East, Suite 250∙Salt Lake City, Utah 84121∙(801) 269-1818∙Fax (801) 266-3481